                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                       Consolidated Financial Statements

              As of December 31, 1996 and January 3, 1998 and for
                  years ended December 31, 1995 and 1996, and
              periods ended December 18, 1997 and January 3, 1998

                 (With Independent Auditors' Reports Thereon)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Index to Consolidated Financial Statements



Independent Auditors' Reports..........................................1

Consolidated Financial Statements

  Consolidated Balance Sheets as of December 31, 1996
    and January 3, 1998................................................3

  Consolidated Statements of Operations
    and Retained Earnings for the years ended
    December 31, 1995 and 1996, and periods ended
    December 18, 1997 and January 3, 1998..............................4

  Consolidated Statements of Cash Flows for the
    years ended December 31, 1995 and 1996, and periods
    ended December 18, 1997 and January 3, 1998........................5

  Notes to Consolidated Financial Statements...........................6


--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------


The Board of Directors and Shareowner
Fieldcrest Cannon, Inc.:


We have audited the accompanying consolidated balance sheet of Fieldcrest Cannon, Inc. and subsidiaries (a wholly-owned subsidiary of Pillowtex Corporation) (Successor Company) as of January 3, 1998, and the related consolidated statements of operations and retained earnings, and cash flows for the period from December 19, 1997 to January 3, 1998. We have also audited the accompanying consolidated statements of operations and retained earnings, and cash flows for the period from January 1, 1997 to December 18, 1997 of Fieldcrest Cannon, Inc. and subsidiaries (Predecessor Company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor Company at January 3, 1998, and the results of their operations and their cash flows for the period from December 19, 1997 to January 3, 1998, and the results of their operations and their cash flows of the Predecessor Company for the period from January 1, 1997 to December 18, 1997, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, Fieldcrest Cannon, Inc. and subsidiaries was acquired by Pillowtex Corporation as of December 19, 1997 in a business combination accounted for as a purchase. As a result of the application of purchase accounting, the consolidated financial statements of Fieldcrest Cannon, Inc. and subsidiaries as of January 3, 1998 and for the period from December 19, 1997 to January 3, 1998 are presented on a different basis than those for the period from January 1, 1997 to December 18, 1997 and, therefore, are not directly comparable.


                                             /s/ KPMG Peat Marwick LLP

Greensboro, North Carolina
February 5, 1998

The Shareowner and
Board of Directors of
Fieldcrest Cannon, Inc.


We have audited the accompanying consolidated balance sheet of Fieldcrest Cannon, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations and retained earnings, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fieldcrest Cannon, Inc. and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       /s/ Ernst & Young, L.L.P.


Greensboro, North Carolina
January 31, 1997

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                     December 31, 1996 and January 3, 1998

               (Dollars in thousands, except for par value data)

                                                                        Predecessor          Successor
                                                                     -----------------    ---------------
                                                                     December 31, 1996    January 3, 1998
                                                                     -----------------    ---------------
                      ASSETS

Current assets:
  Cash                                                                   $   4,647               4,581
  Accounts receivable, less allowances of $7,693 in 1996
    and $9,847 in 1997, principally trade                                  154,511             154,350
  Inventories                                                              216,165             222,291
  Assets held for sale                                                         -                32,614
  Other prepaid expenses and current assets                                  2,489               3,498
                                                                         ---------           ---------
         Total current assets                                              377,812             417,334
                                                                         ---------           ---------
Plant and equipment, net                                                   323,838             389,572
Intangible assets, net                                                      10,881             193,853
Deferred charges and other assets                                           55,962              18,908
                                                                         ---------           ---------
         Total assets                                                    $ 768,493           1,019,667
                                                                         =========           =========
       LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities:
  Accounts and drafts payable                                            $  63,910              65,448
  Deferred income taxes                                                     18,212              22,129
  Accrued liabilities                                                       61,172              79,787
  Current portion of long-term debt                                          5,508                 720
                                                                         ---------           ---------
         Total current liabilities                                         148,802             168,084
                                                                         ---------           ---------
Senior long-term debt                                                      107,746              11,320
Subordinated long-term debt                                                203,750              95,126
                                                                         ---------           ---------
         Total long-term debt                                              311,496             106,446

Due to Pillowtex                                                               -               459,173
Deferred income taxes                                                       38,291              56,522
Other non-current liabilities                                               54,149              54,143
                                                                         ---------           ---------
         Total non-current liabilities                                     403,936             676,284
                                                                         ---------           ---------
         Total liabilities                                                 552,738             844,368
                                                                         ---------           ---------
Commitments (notes 7 and 8)

Shareowners' equity:
  Preferred stock, $.01 par value.  Authorized 10,000,000 shares;
    issued and outstanding 1,500,00 shares in 1996.                             15                 -
  Common stock, $1 par value in 1996 and $.01 par value in 1997.
    Authorized 25,000,000 shares in 1996 and 100 shares
    in 1997; issued 12,738,894 shares in 1996 and issued and
    outstanding 100 shares in 1997.                                         12,739                 -
  Additional paid in capital                                               224,611             174,905
  Retained earnings                                                         95,615                 394
  Treasury stock, 3,606,400 common shares at cost                         (117,225)                -
                                                                         ---------           ---------
         Total shareowners' equity                                         215,755             175,299
                                                                         ---------           ---------
         Total liabilities and shareowners' equity                       $ 768,493           1,019,667
                                                                         =========           =========

THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

          Consolidated Statements of Operations and Retained Earnings

           Years ended December 31, 1995 and 1996, and periods ended
                     December 18, 1997 and January 3, 1998

               (Amounts in thousands, except for per share data)


                                                                Predecessor                      Successor
                                                 ------------------------------------------    -------------
                                                        Year ended
                                                       December 31,           Jan. 1, 1997     Dec. 19, 1997
                                                 ------------------------        through          through
                                                    1995          1996        Dec. 18, 1997    Jan. 3, 1998
                                                 ----------     ---------     -------------    -------------
Net sales                                        $1,095,193     1,092,496       1,050,121         40,048

Cost of sales                                       966,642       956,522         900,475         33,422
Selling, general and administrative                 108,194       105,405         121,820          3,542
Restructuring charges                                20,469         8,130             -              -
                                                 ----------     ---------       ---------         ------
         Total operating costs and expenses       1,095,305     1,070,057       1,022,295         36,964
                                                 ----------     ---------       ---------         ------
Operating income (loss)                                (112)       22,439          27,826          3,084
                                                 ----------     ---------       ---------         ------
Other deductions (income):
  Interest expense                                   27,630        26,869          23,519          2,327
  Other, net                                             67        (5,604)         (6,027)           -
                                                 ----------     ---------       ---------         ------
         Total other deductions                      27,697        21,265          17,492          2,327
                                                 ----------     ---------       ---------         ------
Income (loss) before income taxes                   (27,809)        1,174          10,334            757
Federal and state income taxes (benefits)           (12,084)          114           3,844            363
                                                 ----------     ---------       ---------         ------
         Net income (loss)                          (15,725)        1,060           6,490            394

Preferred stock dividends                            (4,500)       (4,500)         (4,125)           -
                                                 ----------     ---------       ---------         ------
         Earnings (loss) on common               $  (20,225)       (3,440)          2,365            394
                                                 ==========     =========       =========         ======

Amount added to (subtracted from)
  retained earnings                                 (20,225)       (3,440)          2,365            394
Retained earnings, beginning                        119,280        99,055          95,615            -
                                                 ----------     ---------       ---------         ------
         Retained earnings, ending               $   99,055        95,615          97,980            394
                                                 ==========     =========       =========         ======
Basic earnings (loss) per common share           $    (2.28)         (.38)            .26
Diluted earnings (loss) per common share         $    (2.28)         (.38)            .26

Average basic common shares outstanding               8,860         9,018           9,200
                                                 ==========     =========       =========
Average diluted common shares outstanding             8,860         9,018           9,261
                                                 ==========     =========       =========



THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows

          Years ended December 31, 1995 and 1996, and periods ended
                     December 18, 1997 and January 3, 1998

                           (Dollars in thousands)

                                                                                        Predecessor                    Successor
                                                                     ---------------------------------------------  --------------
                                                                              Year ended
                                                                              December 31,           Jan. 1, 1997   Dec. 19, 1997
                                                                     --------------------------         through        through
                                                                          1995           1996        Dec. 18, 1997   Jan. 3, 1998
                                                                     -----------     -----------     -------------  --------------
Cash flows from operating activities:
 Net income (loss)                                                   $   (15,725)         1,060          6,490            394
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization                                           31,746         36,678         33,602          1,681
  Deferred income taxes                                                   (6,779)        (1,565)        14,952          1,036
  Other                                                                    1,597         (3,409)        (1,818)          -
  Changes in operating assets and liabilities, excluding
   effects of acquisition of Sure Fit and sale
   of Blanket Division inventories:
   Accounts receivable                                                    10,579         13,601          8,322         (2,330)
   Inventories                                                             3,125        (10,004)         9,811            389
   Other prepaid expenses and current assets                                 582            957           (569)          -
   Accounts payable and accrued liabilities                                4,990          3,083          5,499         (4,009)
   Federal and state income taxes                                         (2,268)          -           (11,629)          (673)
                                                                      ----------     ----------      ---------       ---------
    Net cash provided by (used in) operating activities                   27,847         40,401         64,660         (3,512)
                                                                      ----------     ----------      ---------       ---------
Cash flows from investing activities:
 Additions to plant and equipment                                        (64,153)       (33,386)       (68,954)        (2,314)
 Proceeds from disposal of plant and equipment                             1,218         15,483          3,442           -
 Proceeds from sale of Blanket Division inventories
  and equipment                                                             -            26,189           -              -
 Proceeds from sale of net assets held for sale                           23,241           -              -             1,700
 Purchase of Sure Fit, net of cash acquired                              (27,300)          -              -              -
                                                                      ----------     ----------      ---------       ---------
    Net cash provided by (used in) investing activities                  (66,994)         8,286        (65,512)          (614)
                                                                      ----------     ----------      ---------       ---------
Cash flows from financing activities:
 Increase (decrease) in revolving debt                                    48,298        (46,816)        18,379           -
 Proceeds from issuance of other long-term debt                             -             3,610           -              -
 Payments on long-term debt                                               (1,469)        (5,499)       (10,917)          (841)
 Borrowings from parent company                                              -             -              -             4,967
 Payment of deferred loan costs                                              -             -            (2,176)          -
 Proceeds from issuance of common stock                                       57             41            -             -
 Dividends paid on preferred stock                                        (4,500)        (4,500)        (4,500)          -
                                                                       ----------    ----------      ---------       ---------
    Net cash provided by (used in) financing activities                   42,386        (53,164)           786          4,126
                                                                       ----------    ----------      ---------       ---------
Net increase (decrease) in cash                                            3,239         (4,477)           (66)          -

Cash at beginning of period                                                5,885          9,124           4,647         4,581
                                                                       ---------     ----------       ---------      ---------
Cash at end of period                                                  $   9,124          4,647           4,581         4,581
                                                                       =========     ==========       =========      =========
Supplemental disclosures of cash flow information is as follows:
 Interest paid                                                         $  25,471      $  26,150        $ 24,113      $  3,121
                                                                       =========     ==========       =========      =========
 Income taxes paid (refunded)                                          $   2,848      $  (5,958)       $    515      $   -
                                                                       =========     ==========       =========      =========

     THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THE
                   CONSOLIDATED FINANCIAL STATEMENTS.

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except per share data)


(1)  GENERAL

     Fieldcrest Cannon, Inc. and subsidiaries ("the Company") is a North American designer, manufacturer and marketer of home textile products, offering a full line of sheets, towels, bath rugs and other home textile products. Sales are primarily to domestic department stores, mass retailers, specialty stores and large chain stores. Sales to one customer (Wal-Mart and its affiliates) represented 16.6% of net sales in 1995, 21.2% of net sales in 1996, 25.1% of net sales for the period January 1, 1997 through December 18, 1997 and 31.9% of net sales for the period December 19, 1997 through January 3, 1998.

     On December 19, 1997, the Company and Pillowtex Corporation and subsidiaries ("Pillowtex") entered into a merger agreement. Under the merger agreement, Pillowtex acquired the net assets of the Company for $318,822,000 in cash and issuance of 3,175,181 shares of Pillowtex common stock valued at $89,708,000. Pillowtex assumed Company liabilities of $375,779,000. Following consummation of the merger, the Company became a wholly-owned subsidiary of Pillowtex.

     At January 3, 1998, the $459,173,000 due to Pillowtex primarily represents the push-down of Pillowtex's incremental borrowings incurred as a result of the acquisition of the Company on December 19, 1997. The amount due to Pillowtex is due on January 3, 2000 and bears interest, payable quarterly, at either the lower of the bank's prime rate plus 1% or the maximum rate of nonusurious interest permitted from day-to-day by applicable law (9% at January 3, 1998). Interest expense in the accompanying consolidated statement of operations for the period from December 19, 1997 to January 3, 1998 includes $1,770,000 on the amount due to Pillowtex.

     For financial reporting purposes, the years ended December 31, 1995 and 1996, and the period January 1, 1997 to December 18, 1997 are presented on a historical cost basis and are referred to herein as the "Predecessor". The period December 19, 1997 to January 3, 1998 is presented on a purchase accounting basis and is referred to as the "Successor".

     The acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 which requires that the aggregate purchase price (which includes early call premiums on the 11.25% Senior Subordinated Debentures, cost of financial advisor, legal, accounting and other

                                       6                          (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except per share data)


      professional fees and qualifying accruals for severance and related costs) be allocated to the assets acquired and liabilities assumed of the Predecessor based upon their respective fair values at the date of acquisition and are reflected in the consolidated financial statements of the Successor under the push-down method of accounting. As a result, the consolidated financial information as of January 3, 1998 and the period from the acquisition date of December 19, 1997 through January 3, 1998 included in the consolidated financial statements and notes thereto, is presented on a different cost basis from that included in Predecessor financial statements and notes thereto and therefore is not comparable.

      As of January 3, 1998, the estimated fair values assigned to certain assets acquired and liabilities assumed (primarily fixed assets and intangibles) are based upon preliminary estimates, which are subject to change upon completion of an independent valuation. Management does not expect the estimated values to change materially upon completion of the valuation.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the financial statements of Fieldcrest Cannon, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (b) INVENTORIES

         For financial reporting, inventories are valued at the lower of cost, determined principally on a last-in, first-out basis ("LIFO"), or market.

     (c) PROPERTY, PLANT AND EQUIPMENT

         Depreciation for financial reporting purposes is provided generally using the straight-line method in amounts sufficient to amortize the cost of the assets over their estimated useful lives as follows:

                                                                Estimated
                                                               Useful Life
                                                               -----------
         Buildings and improvements                           15-33 years
         Machinery and equipment                              12-15 years
         Data processing equipment                                5 years
         Furniture and fixtures                               5-  8 years


                                       7                          (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except per share data)



     (d) INTANGIBLE ASSETS

         At January 3, 1998, intangible assets consist primarily of goodwill recorded in connection with the Company's acquisition by Pillowtex. Amortization is provided using the straight-line method, all of which is over the estimated useful life of 40 years.

         The Company assesses the recoverability of goodwill by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

     (e) DEFERRED CHARGES AND OTHER ASSETS

         Predecessor deferred charges and other assets consist principally of prepaid pension asset, miscellaneous notes receivable and deferred loan costs. Successor deferred charges and other assets consist principally of miscellaneous notes receivable. For Predecessor financial reporting, deferred loan costs were amortized over the term of the related loans on the effective interest method.

     (f) INCOME TAXES

         Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning on December 19, 1997, the Company is included in the consolidated federal tax returns filed by Pillowtex. Current federal income taxes are calculated on a separate return basis and remitted to or from Pillowtex.

     (g) STOCK OPTION PLANS

         Prior to fiscal year 1996, the Predecessor accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. At the beginning of fiscal year 1996, the Predecessor adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits


                                       8                          (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except per share data)



         entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Predecessor has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

         All outstanding options were retired as part of the merger with Pillowtex and the Successor has no option plans in existence.

     (h) REVENUE RECOGNITION

         Revenue from product sales is recognized at the time ownership of the goods transfers to the customer. Reserves for sales returns and allowances are recorded in the same accounting period as the related revenues.

     (i) EARNINGS (LOSS) PER SHARE

         The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, effective January 3, 1998. This statement requires the calculation of basic and diluted earnings per share. Basic earnings per share is computed by dividing the income available for common stockholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share is also computed by dividing income available for common stockholders by the weighted-average number of shares outstanding plus the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back (a) any convertible preferred dividends and (b) the after-tax amount of interest recognized in the period associated with any convertible debt. All prior period earnings (loss) per share amounts have been restated to reflect the requirements of this statement.

         Earnings (loss) per share information for the Successor is not meaningful and therefore is not presented.

     (j) USE OF ESTIMATES

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make


                                       9                          (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except per share data)



         estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k) SEGMENT REPORTING

         In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, effective for periods beginning after December 15, 1997. The purpose of this standard is to disclose disaggregated information which provides information about the operating segments an enterprises engages is consistent with the way management reviews financial information to make decisions about the enterprise's operating matters. The Company will comply with the requirements of this standard for fiscal year 1998.

     (l) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO
         BE DISPOSED OF

         The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR
         THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

     (m) RECLASSIFICATIONS

         Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the 1997 presentation.

                                       10                          (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)


(3)   RESTRUCTURING CHARGES

      During 1995, the Predecessor relocated its New York sales, marketing and design personnel to Kannapolis, North Carolina, announced the closing of the two yarn mills and sold a warehouse. As a result of these actions, the Predecessor incurred restructuring charges of $20.5 million. The restructuring charges include approximately $15.6 million for severance and termination benefits, voluntary early retirement benefits and lease termination costs; $4.4 million for the write-down of yarn equipment; and $.5 million for termination benefits associated with closing the yarn mills. Substantially all charges were subsequently incurred.

      In 1996, the Predecessor announced the closing of a towel weaving facility and yarn manufacturing facility and sold certain Blanket Division inventories and equipment which resulted in closing the Blanket facilities in Eden, North Carolina. As a result of these actions, the Predecessor incurred restructuring charges of $8.1 million which included $3.6 million for employee termination benefits, substantially all of which was paid as of December 31, 1996, and the write-down of weaving and yarn equipment associated with closing the towel facilities and $4.5 million for Blanket Division employee termination benefits and the write-down of certain Blanket Division real estate which the Predecessor disposed of during 1997.

(4)   INVENTORIES

      Inventories consisted of the following:



                                                     Predecessor       Successor
                                                    Dec. 31, 1996     Jan. 3, 1998
                                                    -------------     ------------
   Finished goods                                     $  104,092        113,491
   Work-in-progress                                       68,668         81,752
   Raw materials and supplies                             43,405         27,048
                                                      ----------        -------
    Total                                             $  216,165        222,291
                                                      ==========        =======

      Approximately 69% of Predecessor's inventories were valued on the LIFO method. If the FIFO method of accounting had been used, inventories would have been greater by approximately $45,000,000 at December 31, 1996. In 1996, reduction in LIFO inventory quantities had the effect of increasing net income by approximately $600,000.

      At January 3, 1998, approximately 65% of inventories were valued on the LIFO method. Successor's inventory values were adjusted to fair market value as of

                                                                   (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)


      December 19, 1997. Accordingly, LIFO inventory values as of January 3, 1998 approximate FIFO inventory values.

(5)   PLANT AND EQUIPMENT

      Plant and equipment is stated at cost and consisted of the following:

                                                      Predecessor      Successor
                                                     Dec. 31, 1996    Jan. 3, 1998
                                                     -------------    ------------
   Land                                                 $  2,794          7,113
   Buildings                                             207,909        120,542
   Equipment                                             383,118        215,156
   Plant additions in progress                            16,467         48,178
                                                      ----------        -------
    Total                                                610,288        390,989
   Accumulated depreciation                             (286,450)        (1,417)
                                                      ----------        -------
    Net plant and equipment                           $  323,838        389,572
                                                      ==========        =======

      Successor costs have been established based upon internal estimates and will be finalized as independent valuations are obtained.

(6)   ACCRUED LIABILITIES

      Accrued liabilities consisted of the following:

                                                      Predecessor       Successor
                                                     Dec. 31, 1996     Jan. 3, 1998
                                                     -------------     ------------
   Salaries and other compensation                     $  10,630         29,545
   Pension, medical and other employee
    benefit plans                                         15,672         10,454
   Advertising expense                                     3,579          3,700
   Interest expense                                        3,629          2,026
   Other                                                  27,662         34,062
                                                       ---------        -------
     Total                                             $  61,172         79,787
                                                       =========        =======

                                                                   (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)


(7)   DEBT

      Long-term debt consisted of the following:

                                                      Predecessor      Successor
                                                     Dec. 31, 1996   Jan. 3, 1998
                                                     -------------   ------------
   Senior long-term debt:
    Revolving long-term debt                           $  95,706            -
    Industrial development bonds, due 2021                10,000         10,000
    Industrial revenue bonds, due in
     installments through 2002                             2,740          2,040
                                                       ---------        -------
      Total senior long-term debt                        108,446         12,040
   Less current portion                                      700            720
                                                       ---------        -------
   Net senior long-term debt                             107,746         11,320
                                                       ---------        -------
   Subordinated long-term debt:
    6% convertible subordinated sinking fund
     debentures due 1999 to 2012                         123,558         95,126
    11.25% senior subordinated debentures due
     2002 to 2004                                         85,000            -
                                                       ---------        -------
     Total subordinated long-term debt                   208,558         95,126
   Less current portion                                    4,808            -
                                                       ---------        -------
     Net subordinated long-term debt                     203,750         95,126
                                                       ---------        -------
      Total long-term debt                             $ 311,496        106,446
                                                       =========        =======

      The $10 million Industrial Development Bonds are collateralized by a standby letter of credit issued by Pillowtex and bear interest at a variable rate which approximates the LIBOR interbank rate (5.95% at January 3, 1998).

      The 6% Convertible Subordinated Sinking Fund Debentures were convertible into shares of the Predecessor Company Common Stock at a conversion price of $44.25 per share. Effective December 19, 1997, the Company's Convertible Subordinated Debentures became convertible into $610.20 of cash and 6.08 shares of Pillowtex Corporation Common Stock for each $1,000 of aggregate principal amount.

      The carrying value of the 6% Convertible Subordinated Sinking Fund Debentures was adjusted to fair market value as of December 19, 1997, and a $17.4 million discount is being amortized by the Successor to interest expense over the remaining life of the debentures on the effective interest method.


                                                                   (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)



      At January 3, 1998, the carrying value of the Company's debt approximated its fair market value. The fair value of the Convertible Subordinated Debentures was based on quoted market prices.

      Pillowtex's senior revolving credit and term loan facilities are guaranteed by each of the domestic subsidiaries of Pillowtex including the Company, and are secured by first priority liens on all of the capital stock of each domestic subsidiary of Pillowtex and by 65% of the capital stock of Pillowtex's foreign subsidiaries. Pillowtex has also granted a first priority security interest in all of its presently unencumbered and future domestic assets and properties and all presently unencumbered and future domestic assets and properties of each of its subsidiaries. The term loan facility is subject to mandatory prepayment from all net cash proceeds of asset sales and debt issuances of Pillowtex (except as specifically provided), 50% of the net cash proceeds of equity issuances by Pillowtex or any of its subsidiaries, and 75% of Excess Cash Flow (as defined).

      The aggregate principal and sinking fund payments required to be made on long-term debt during each of the five years subsequent to January 3, 1998 and thereafter are:



   Year Ending                                                  Amount
   -----------                                                  ------
         1998                                                   $  720
         1999                                                    5,090
         2000                                                    5,090
         2001                                                    5,165
         2002                                                    5,000
   Thereafter                                                   86,101

      In connection with the acquisition of the Successor by Pillowtex as discussed in Note 1, the revolving credit facility and the 11.25% Senior Subordinated Debentures were repaid.


                                                                   (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

(8)   LEASE OBLIGATIONS

      The Company leases certain real estate and equipment under various operating leases. Listed below are the future minimum rental payments required under these operating leases with noncancelable terms in excess of one year at January 3, 1998.

                                                          Real
                                                         Estate         Equipment       Total
                                                         ------         ---------       -----
   1998                                                $   3,752          8,662         12,414
   1999                                                    3,017          8,313         11,330
   2000                                                    2,240          7,833         10,073
   2001                                                    2,140          6,300          8,440
   2002                                                    1,881          4,520          6,401
   Subsequent years                                        7,994          9,946         17,940
                                                       ---------         ------         ------
    Net minimum lease payments                         $  21,024         45,574         66,598
                                                       =========         ======         ======

      Total rental expense for all operating leases was $22,000,000 for 1995, $20,600,000 for 1996, $15,600,000 for the period January 1,
      1997 through December 18, 1997, and $700,000 for the period December 19, 1997 through January 3, 1998.

(9)   SHAREOWNERS' EQUITY

      In connection with the acquisition of the Predecessor by Pillowtex, 1,500,000 shares of $3.00 Series A Convertible Preferred Stock with annual dividends of $3.00 and 12,850,520 shares of $1 par value common stock were purchased and retired. In addition, the Successor's capital of 100 shares of common stock with a $.01 par value are wholly-owned by Pillowtex. The Successor's additional paid-in capital of $174,905,000 represents Pillowtex's capitalization of the Company on the date of acquisition.

      The Predecessor had an Employee Stock Option Plan under which incentive or nonqualified stock options were granted at not less than the fair market value of the Common Stock at the time of grant.
      Options generally were exercisable in four equal annual installments commencing one year from the date of grant and expired ten years from such date. For the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to December 18, 1997, respectively, options to purchase 400,400, 37,500 and 17,600 shares of Common Stock were awarded at a weighted-average exercise price of $22.17, $18.75 and $16.25, respectively. All outstanding options were retired as part of the Merger with Pillowtex and the successor has no option plans in existence.

                                                                   (Continued)

                   FIELDCREST CANNON, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

      The Predecessor had a Director Stock Option Plan under which an annual grant of an option to purchase 2,000 shares of Common Stock was awarded to each non-employee Director on the fifth business day after the annual meeting of the shareowners at the fair market value of the Company's Common Stock on the grant date. Options vested when awarded and expired seven years from the grant date, but no option could be exercised during the six month period following its grant except in the case of death or disability. For the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to December 18, 1997, respectively, options to purchase 16,000, 14,000 and 14,000 shares of Common Stock were awarded at a weighted-average exercise price of $22.125, $20.625 and $17.25, respectively.

      The Predecessor accounted for these plans in accordance with APB Opinion 25. Because the exercise price of the stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense was recognized. Had compensation costs for the Predecessor's two Plans been determined based on the fair value at the grant dates for awards under those Plans consistent with the method of FASB Statement 123, the Predecessor's net income
      (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                                      Jan. 1, 1997
                                                                                          to
                                                         1995             1996        Dec. 18, 1997
                                                         ----             ----        -------------
   Net income (loss):
    As reported                                      $  (15,725)          1,060          6,490
    Pro forma                                           (16,553)              6          5,513

   Basic and diluted earnings (loss) per share:
    As reported                                           (2.28)           (.38)           .26
    Pro forma                                             (2.37)           (.50)           .15

      Pro forma net income (loss) and basic and diluted earnings (loss) per share reflect only options granted since December 31, 1994. Therefore, the full impact of calculating the Employee Stock Option Plan's compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income (loss) and basic and diluted earnings (loss) per share amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     The following schedule summarizes the Predecessor's stock option plan activity through December 18, 1997:


                                                         Number of     Weighted Average
                                                           Shares       Exercise Price
                                                         ---------     ----------------
    Outstanding January 1, 1995                            30,000          $  18.70

    Awarded                                               416,400             22.17
    Exercised                                              (4,000)            14.16
    Canceled                                               (9,800)            22.67
                                                         --------
    Outstanding January 1, 1996                           432,600             22.16

    Awarded                                                51,500             19.26
    Exercised                                              (2,000)            20.63
    Canceled                                              (36,175)            22.36
                                                         --------
    Outstanding December 31, 1996                         445,925             21.74

    Awarded                                                31,600             16.69
    Canceled                                              (62,225)            22.38
                                                         --------
    Outstanding December 18, 1997                         415,300             21.17
                                                         ========

     Options exercisable were 149,750 at December 31, 1996 and 219,975 at December 18, 1997 and the weighted average exercise price of those options was $21.57 and $21.25, respectively.

     The per share weighted-average fair value of stock options granted during 1995 was $12.43, during 1996 was $9.12 and during the period January 1, 1997 to December 18, 1997 was $8.12.

     The Black-Scholes option pricing method was used to calculate the fair value of each option based on the following assumptions for 1995, 1996 and the period from January 1, 1997 to December 18, 1997, respectively; risk-free interest rates 6.8%, 6.0% and 6.0%; no dividend yield for any period; expected lives for all periods of 6 years; and volatility of 48%, 40% and 40%.

     As of December 18, 1997, the 415,300 options outstanding under the Plans had exercise prices between $13.00 and $25.63 and a weighted-average remaining contractual life of 6.8 years.

     On September 11, 1991, the Board of Directors approved the grant of a nonqualified stock option to purchase 20,000 shares of Common Stock to the Company's chief executive officer. The per share exercise price is $14.875, the quoted market value on that date. This option became exercisable on January 1, 1992, and expires on September 10, 1998.

                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     The Predecessor had a Long-Term Incentive Plan ("the Plan") under which senior executives may be awarded shares of Common Stock without cost to the employee. The quoted market value of the shares at the date of award is accounted for as deferred compensation and is amortized over the restricted period. Awards under the Plan are vested after the employee completes four years of continuous employment beginning with the year for which the award is made or upon a change of control of the Company.

     The following is an analysis of shares of restricted stock under the Long-Term Incentive Plan:


                                                                                    Jan. 1, 1997
                                                                                         to
                                                             1995           1996    Dec. 18, 1997
                                                             ----           ----    -------------
    Number of shares:
      Outstanding at beginning of period                    151,111        141,146       84,875
      Awarded                                                70,000            -         15,000
      Canceled                                               (5,460)        (4,241)      (3,434)
      Issued                                                (74,505)       (52,030)     (41,693)
                                                            -------        -------      -------
      Outstanding at end of period                          141,146         84,875       54,748
                                                            -------        -------      -------
    Available for grant at end of period                    190,008        194,249      182,683
                                                            =======        =======      =======
    Quoted market value on date of grant
      for shares granted during the period                  $ 22.00            -          16.25
                                                            =======        =======      =======

                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     Transactions with respect to Common Stock and additional paid in capital of the Predecessor during the years ended December 31, 1995 and 1996 and the period January 1, 1997 to December 18, 1997 were as follows:


                                                                       Additional
                                                Common Stock            Paid-in
                                           Shares         Amount     Capital Amount
                                           ------         ------     --------------
    Balance December 31, 1994            12,360,252      $  12,360      216,772

    Shares issued to employee savings
      plans                                 132,034            132        2,563
    Restricted shares awarded                70,000             70          (70)
    Restricted shares canceled               (5,460)            (5)           5
    Earned compensation, restricted
      stock                                     -              -          1,684
    Director stock options exercised          4,000              4           71
                                         ----------      ---------      -------
    Balance December 31, 1995            12,560,826         12,561      221,025

    Shares issued to employee savings
      plans                                 180,309            180        2,959
    Restricted shares canceled               (4,241)            (4)        (104)
    Earned compensation, restricted
      stock                                     -              -            692
    Director stock options exercised          2,000              2           39
                                         ----------      ---------      -------
    Balance December 31, 1996            12,738,894         12,739      224,611

    Shares issued to employee savings
      plans                                  99,542            100        1,946
    Restricted shares awarded                15,000             15          229
    Restricted shares canceled               (3,434)            (4)         (72)
    Earned compensation, restricted
      stock                                     -              -            243
    Shares issued upon conversion of
      debentures                                518              1           23
                                         ----------      ---------      -------
    Balance December 18, 1997            12,850,520      $  12,851      226,980
                                         ==========      =========      =======

     Total shares of Common Stock outstanding as of December 18, 1997 are reduced to 9,244,120 shares by 3,606,400 shares of treasury stock acquired with the acquisition of Amoskeag. The $117,225,000 cost of the treasury stock reduces total shareowners' equity.

                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     There were no Common Stock transactions during the period December 19, 1997 to January 3, 1998.

(10) EMPLOYEE PENSION AND SAVINGS PLAN

     The Company has trusteed pension plans covering substantially all employees. The plans provide pension benefits that are based on the employees' compensation and service. The Company's policy is to fund amounts required by applicable regulations.

     Pension expense amounted to $8,193,000 in 1995, $5,565,000 in 1996,
     $2,353,000 for the period January 1, 1997 to December 18, 1997, and $103,000 for the period December 19, 1997 to January 3, 1998. Net pension expense consisted of the following components:


                                                          Predecessor                 Successor
                                              ------------------------------------  -------------
                                                     Year
                                                Ended December 31,   Jan. 1, 1997   Dec. 19, 1997
                                              ---------------------     through        through
                                                1995          1996   Dec. 18, 1997   Jan. 3, 1998
                                                ----          ----   -------------  -------------
    Service cost (benefits earned
      during the period)                      $  6,530        8,103      6,626            288
    Interest cost on projected
      benefit obligation                        17,572       19,034     19,064            829
    Actual return on assets                    (52,465)     (33,209)   (36,811)        (1,600)
    Net amortization and
      deferral                                  34,197       11,637     13,474            586
    Special termination benefits                 2,359          -          -              -
                                              --------      -------    -------         ------
    Net pension cost                          $  8,193        5,565      2,353            103
                                              ========      =======    =======         ======

     The Predecessor recognized special termination benefits from a voluntary early retirement program in 1995.

                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     The table below sets forth the plans' funded status:


                                                 Predecessor       Successor
                                                Dec. 31, 1996    Jan. 3, 1998
                                                -------------    ------------
   Projected benefit obligation:
     Vested benefits                              $  250,242        284,152
     Non-vested benefits                               7,075          6,853
                                                  ----------        -------
       Accumulated benefit obligation                257,317        291,005

   Additional amounts related to projected
     compensation levels                               7,507          6,741
                                                  ----------        -------
       Total projected benefit obligation            264,824        297,746

   Plan assets at fair value, primarily
     publicly traded stocks and bonds                278,376        299,480
                                                  ----------        -------
   Plan assets over projected benefit
     obligation                                       13,552          1,734
   Unrecognized net loss                              15,442            -
   Unrecognized net transition assets                   (534)           -
   Unrecognized prior service cost                     2,141            -
                                                  ----------        -------
   Net pension asset recognized in the
     Consolidated Balance Sheets                   $  30,601          1,734
                                                  ==========        =======

     Assumptions used in determining the funded status of the pension plans were as follows:


                                                 Predecessor       Successor
                                                Dec. 31, 1996    Jan. 3, 1998
                                                -------------    ------------
   Discount rate                                     7.75%            7.0%
   Increase in compensation levels                   4.5 %            4.5%
   Expected long-term rate of return
     on assets                                       9.0 %            9.0%


     The Company also sponsors employee savings plans which cover substantially all employees. The Company provides a match of 70% of employee contributions up to 2% of compensation and a match of 20% of employee contributions for the next 2% of compensation. The matching formula may be changed yearly at the discretion of the Company. Prior to October 1, 1997, the match was contributed quarterly in Common Stock of the Company. The match from October 1, 1997 to January 3, 1998 was paid in cash. Expense of the Company match was $2,700,000 in 1995, $3,100,000 in 1996, $2,700,000 for the period January 1, 1997 to

                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     December 18, 1997 and $100,000 for the period December 19, 1997 to January 3, 1998.

(11) POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

     The Company provides medical insurance premium assistance and life insurance benefits to retired employees. The medical premium assistance payments are at a fixed dollar amount based on the retiree's years of service. Essentially all of the Company's employees become eligible for these benefits when they reach retirement age while working for the Company. The Company's policy is to fund the plans as benefits are paid.

     The table below sets forth the plans' combined status:


                                                  Predecessor       Successor
                                                 Dec. 31, 1996    Jan. 3, 1998
                                                 -------------    ------------
    Accumulated postretirement benefit
      obligation:
       Retirees                                    $  26,089          26,724
       Fully eligible active participants              7,441           7,688
       Other active participants                       4,802           4,936
                                                   ---------          ------
        Total                                         38,332          39,348

    Unrecognized net gain                                225             -
                                                   ---------          ------
    Accrued postretirement benefit cost
      recognized in the Consolidated
      Balance Sheets                               $  38,557          39,348
                                                   =========          ======

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% as of December 31, 1996 and 7.0% as of January 3, 1998. Medical premium assistance payments are at a fixed dollar amount based on the retiree's years of service and, therefore, the plan is not affected by a health care cost trend rate assumption.



                                                                   (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     Net periodic postretirement benefit cost included the following components:


                                                          Predecessor                 Successor
                                              ------------------------------------  -------------
                                                     Year
                                                Ended December 31,   Jan. 1, 1997   Dec. 19, 1997
                                              ---------------------     through        through
                                                1995         1996    Dec. 18, 1997   Jan. 3, 1998
                                                ----         ----    -------------  -------------
    Service cost (benefits earned
      during the period)                       $  818          903         793            35
    Interest cost on projected
      benefit obligation                        2,945        2,748       2,628           114
    Net amortization and deferral                (171)         109          -             -
                                               ------        -----       -----           ---
    Net periodic postretirement
      benefit cost                             $3,592        3,760       3,421           149
                                               ======        =====       =====           ===

(12) INCOME TAXES

     The components of income tax expense (benefit) are as follows:


                                                          Predecessor                 Successor
                                              ------------------------------------  -------------
                                                     Year
                                                Ended December 31,   Jan. 1, 1997   Dec. 19, 1997
                                              ---------------------     through        through
                                                1995         1996    Dec. 18, 1997   Jan. 3, 1998
                                                ----         ----    -------------  -------------

    U.S. Federal - current                   $ (5,611)      (1,582)     (11,327)         (591)
    U.S. Federal - deferred                    (3,977)       2,055       14,870           910
    State and foreign taxes -
      current                                     306          131          219           (82)
    State and foreign taxes -
      deferred                                 (2,802)        (490)          82           126
                                             --------        -----       ------           ----
                                             $(12,084)         114        3,844           363
                                             ========       ======       ======          ====

                                                                    (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

     A reconciliation of income tax expense (benefit) computed using the U.S. Federal statutory income tax rate of 35% of earnings (loss) before income taxes to the actual provision (benefit) for income taxes follows:


                                                          Predecessor                 Successor
                                              ------------------------------------  -------------
                                                     Year
                                                Ended December 31,   Jan. 1, 1997   Dec. 19, 1997
                                              ---------------------     through        through
                                                1995         1996    Dec. 18, 1997   Jan. 3, 1998
                                                ----         ----    -------------  -------------
    Expected tax at U.S.
      statutory rate                          $ (9,733)       411         3,617           265
    State and foreign taxes,
      net of federal benefit                    (1,623)      (233)          196            28
    Foreign sales corporation
      benefit                                      -            -          (159)           (7)
    Equity in earnings in foreign
      subsidiary                                   -            -            78            -
    Nondeductible goodwill                         -            -            -             70
    Nondeductible meals and
      entertainment expenses                       -            -           151             7
    Tax credits                                   (543)       (36)          (46)           -
    Other                                         (185)       (28)            7            -
                                              --------       ----         -----           ---
                                              $(12,084)       114         3,844           363
                                              ========       ====         =====           ===

                                                                    (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)




     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities.


                                                  Predecessor       Successor
                                                 Dec. 31, 1996    Jan. 3, 1998
                                                 -------------    ------------
    Net deferred tax assets:
      Accruals and allowances                      $  16,264          16,392
      Operating loss and credit carryforwards          4,973           6,657
      Other                                               -               80
                                                   ---------          ------
        Current deferred tax asset                    21,237          23,129
                                                   ---------          ------

    Accrued employee benefits                          5,400           1,347
    Accruals and allowances                            1,123           6,005
    Other                                              7,760           6,295
                                                   ---------          ------
        Noncurrent deferred tax asset                 14,283          13,647
                                                   ---------          ------

    Net deferred tax liabilities:
      Depreciable assets                                (576)           (313)
      Inventory costs and reserves                   (36,882)        (44,734)
      Other                                           (1,991)           (211)
                                                   ---------          ------
        Current deferred tax liabilities             (39,449)        (45,258)
                                                   ---------          ------
      Noncurrent deferred tax liability -
        depreciable assets                           (52,574)        (70,169)
                                                   ---------          ------

        Net deferred tax liability                 $ (56,503)        (78,651)
                                                   =========         =======

                                                                    (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)

(13) EARNINGS (LOSS) PER SHARE

     The following table reconciles the numerators and denominators of the basic and diluted per share computations for the years ended December 31, 1995 and 1996 and the period ended December 18, 1997:

                                                        Loss          Shares     Per-share
    Year ended December 31, 1995:                    (numerator)  (denominator)    amount
    -----------------------------                    -----------  -------------  ---------
    Loss before preferred dividends                  $  (15,725)
    Less:  preferred dividends                           (4,500)
                                                     ----------

    Basic EPS:
      Loss available for common shareholders            (20,225)       8,860      $ (2.28)
                                                                                  =======
    Effect of dilutive securities                           -            -
                                                     ----------        -----

    Diluted EPS:
      Loss available for common shareholders
        plus assumed conversions                     $  (20,225)       8,860      $ (2.28)
                                                     ==========        =====      =======


                                                  Income (loss)     Shares      Per-share
    Year ended December 31, 1996:                  (numerator)   (denominator)   amount
    -----------------------------                 -------------  -------------  ---------
    Income before preferred dividends               $  1,060
    Less:  preferred dividends                        (4,500)
                                                    --------
    Basic EPS:
      Loss available for common shareholders          (3,440)         9,018      $ (0.38)
                                                                                 =======
    Effect of dilutive securities                         -              -
                                                    --------          ----

    Diluted EPS:
      Loss available for common shareholders
        plus assumed conversions                    $ (3,440)         9,018      $ (0.38)
                                                    ========          =====      =======

                                                                    (Continued)

                     FIELDCREST CANNON, INC. AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

            (Tables in thousands of dollars, except for per share data)


                                                      Income       Shares      Per-share
    Year ended December 31, 1997:                  (numerator)  (denominator)   amount
    -----------------------------                  -----------  -------------  ---------
    Income before preferred dividends               $  6,490
    Less:  preferred dividends                        (4,125)
                                                    --------
    Basic EPS:
      Income available for common shareholders         2,365         9,200       $ 0.26
                                                                                 ======
    Effect of dilutive securities:
      Stock options                                       -             61
                                                    --------         -----

    Diluted EPS:
      Income available for common shareholders
        plus assumed conversions                    $  2,365         9,261       $ 0.26
                                                    ========         =====       ======

(14) QUARTERLY DATA (UNAUDITED)

     The table below sets forth the Company's quarterly information for 1996, the period from January 1, 1997 to December 18, 1997 and the period from December 19, 1997 to January 3, 1998:


                                                           Predecessor                        Successor
                                         ----------------------------------------------     -------------
     1996 quarter end                     March 31     June 30     Sept. 30     Dec. 31
     ----------------                    ----------    -------     --------     -------
     Net sales                           $  250,000    277,800      285,200     279,500
     Gross profit                            34,900     36,000       35,700      29,400
     Operating income                         6,100     11,000        2,900       2,400
     Net income (loss)                         (700)     2,100       (2,700)      2,400
     Basic earnings (loss) per
       share                                   (.20)       .11         (.43)        .13
     Diluted earnings (loss) per share         (.20)       .11         (.43)        .13



                                                                               Oct. 1 to      Dec. 19 to
     1997 Periods                         March 31     June 30     Sept. 30     Dec. 18         Jan. 3
     ------------                        ----------    -------     --------    ---------      ----------
     Net sales                           $  262,900    270,800      287,000     229,500         40,000
     Gross profit                            35,800     45,400       43,900      24,600          6,600
     Operating income (loss)                  9,200     15,700       14,500     (11,600)         3,100
     Net income (loss)                        2,000      6,800        5,800      (8,100)           400
     Basic earnings (loss) per
       share                                    .10        .62          .51        (.97)
     Diluted earnings (loss) per share          .10        .55          .47        (.97)


                                                                    (Continued)